Exhibit 99.2

REVETT MINERALS INC.

(the “Company”)

WHISTLE BLOWER POLICY

April 2013

I. OBJECTIVE AND SCOPE

The Company is committed to the highest standards of openness, honesty and accountability that its various stakeholders are entitled to expect. References herein to the Company include any subsidiaries of the Company.

As a result, the Company wants to know about any and all dishonest, fraudulent or unacceptable behavior, conduct or practices committed by the Company’s employees regarding employee use of company assets, employee transactions with other companies while acting on behalf of the Company, accounting matters generally, internal accounting and/or controls, the conduct of the audit of its financial accounts and statements or related matters, or other “non-financial” matters and actions, which, if disclosed, could reasonably be expected to raise concerns regarding the integrity, ethics or bona fides of the Company (a “Questionable Event”) and expects its employees to feel confident about disclosing and reporting on any concerns they may have about any Questionable Event they become aware of.

In accordance with the Company’s commitment set out above, this Policy is meant to provide a formal yet simple procedure to facilitate the receipt, retention, review and resolution of complaints, denunciations, warnings, given in any form by any employee of the Company, regarding a Questionable Event.

II. BACKGROUND AND EMPLOYEE ALERT PROCEDURE

Employees, who are often the first ones to realize that there may be something seriously wrong within a company, may, however, not express or report their concerns because they feel that speaking up would be disloyal to their colleagues or to the Company or may even jeopardize their position in, or employment by, the Company. Even when an employee does raise or report any suspicious, colleagues or superiors of such employee may decide to ignore his or her concerns so raised rather than address some or report through higher channels what might ultimately turn out to be just a suspicion of fraudulent or wrongful practices.

The Company expects employees who have reasonable grounds for believing there is occurring, or has occurred, a Questionable Event within the Company to come forward and voice those concerns responsibly.

This Policy is intended to encourage and enable employees to voice their concerns regarding any Questionable Event within the Company rather than ignoring them or, ultimately, feeling compelled to deal with the Questionable Event outside the Company due to a lack of the availability of the mechanism provided hereunder.

Any employee who finds his concerns about a Questionable Event not satisfactorily addressed by his immediate supervisor (or higher-ranking persons) or who feels that the seriousness and sensitivity of the issues or people involved require that the reporting of such Questionable Event should neither be addressed to the attention of his immediate supervisor, nor follow the normal corporate reporting channels, should contact the Company’s independent board member and Audit Committee Chair, Larry Okada (who is not an employee of the Company) (the “Employee Alert Officer”) by any of the following methods:

Telephone: 1-604-565-0360
E-mail: lmokada@shaw.ca

Any concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters, should also be directed to the Employee Alert Officer.

III. SAFEGUARDS AGAINST RETALIATION, HARASSMENT OR VICTIMIZATION

The Company understands and acknowledges that one’s decision to report a Questionable Event can be a difficult one to make. Employees who raise serious concerns should have nothing to fear. Therefore, the Company shall not tolerate any retaliation, harassment or victimization (including informal pressures) and shall take appropriate action to protect employees who raise any concerns under this Policy in good faith (a “Concerned Employee”).

IV. CONFIDENTIALITY

All expressions of concerns or reports on Questionable Events within the Company, filed with the Employee Alert Officer pursuant to this Policy, will proceed internally on a confidential basis.

V. ANONYMOUS ALLEGATIONS

All expressions of serious concerns or reports on Questionable Events within the Company filed with the Employee Alert Officer on an anonymous basis will also be treated appropriately.

VI. UNTRUE ALLEGATIONS

In the event that, in good faith, a Concerned Employee reports a Questionable Event that is not confirmed by subsequent investigation or otherwise, no action shall be taken against such Concerned Employee. Conversely, in the event a Concerned Employee reports a Questionable Event for frivolous or malicious purposes or for his or her personal gain, the appropriate disciplinary or legal action will be taken against such Concerned Employee, including possible dismissal for cause.

VII. HOW TO RAISE A CONCERN

Concerns may be raised with the Employee Alert Officer verbally or in writing (including by email).

Concerned Employees who wish to make a written report are asked to provide:

  the background and history of the Questionable Event
  (giving relevant dates);

  the reasons prompting the particular concern about the
  situation;

  the extent to which the Concerned Employee has personally witnessed or experienced the Questionable Event (providing documented evidence where possible).

VIII. RECORDS AND REPORTING

The Employee Alert Officer will maintain a record of concerns raised and the outcomes (but in a form which does not endanger the confidentiality of a Concerned Employee’s identity where necessary) and will report to the Chairman of the Board or the entire Board of Directors of the Company, having regard to the nature of the Questionable Event raised and whether or not it relates to the financial position and/or financial statements and/or disclosures of the Company or to other “non-financial” matters related to the Company.

IX. INVESTIGATION

The Chairman of the Board or the Board (or a Committee of independent directors so designated by the Board), shall determine the steps and procedures to be taken to address the concern appropriately and whether an investigation is appropriate and, if so, what form such investigation should take as well as other parameters (for example whether external investigators should be employed, the timing of such investigation and other such matters as are deemed appropriate under the circumstances).

Except, of course, in the case of anonymous allegations, the Concerned Employee will be informed of the outcome of any investigation and/or any treatment of his or her claim or notice.

Reviewed and approved by the Board of Directors on April 15, 2013.